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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-11) and related Prospectus of SL Green Realty Corp. (the "Company") for the registration of 11,615,000 shares and to the use of our reports dated (i) June 12, 1997 with respect to the balance sheet of the Company as of June 12, 1997; (ii) April 16, 1997, except for note 9, as to which the date is May 27, 1997 with respect to the combined financial statements of SL Green Predecessor for each of the three years in the period ended December 31, 1996; and (iii) April 16, 1997 with respect to the combined financial statements of the uncombined joint ventures of SL Green Predecessor for each of the three years in the period ended December 31, 1996. We also consent to the use of our reports dated (i) May 2, 1997 with respect to the Statement of Revenues and Certain Expenses of 1414 Avenue of the Americas for the year ended December 31, 1995, (ii) May 7, 1997 with respect to the Statement of Revenues and Certain Expenses of 36 West 44th Street for the year ended December 31, 1996, (iii) May 2, 1997 with respect to the Statement of Revenues and Certain Expenses of 1372 Broadway for the year ended December 31, 1996, (iv) May 23, 1997 with respect to the Statement of Revenues and Certain Expenses of 1140 Avenue of the Americas for the year ended December 31, 1996, and (v) May 29, 1997 with respect to the Statement of Revenues and Certain Expenses of 50 West 23rd Street for the year ended December 31, 1996.



                                          /s/ Ernst & Young LLP



New York, New York
July 21, 1997